Exhibit 99.1

PROSPECTUS

This document constitutes part of a prospectus covering
securities that have been registered under the
Securities Act of 1933.

(A prospectus is a legal document that describes the terms of a stock offering)

The date of this prospectus is May 15, 2014

Description of the
CIMAREX ENERGY CO.

2014 EQUITY INCENTIVE Plan

This prospectus covers 6,563,859 shares of common stock, par value $0.01 per share, of Cimarex Energy Co., a Delaware corporation (“Cimarex”). These shares are issuable to eligible employees, directors and other service providers pursuant to the terms of the Cimarex Energy Co. 2014 Equity Incentive Plan (“Plan”).

Information regarding the Plan is governed by the Plan document. In the event of conflict between this prospectus and the Plan document, the Plan document will control. In the event of conflict between the Plan document and the agreement pursuant to which an award is granted under the Plan, the Plan document will control.

Cimarex established the Plan to allow eligible employees and directors and other service providers to acquire shares of Cimarex common stock. This document and all references to “you” and “your” apply only to eligible employees and directors.

The information in this prospectus will be updated regularly by an appendix, a supplement, a new prospectus or by including information in the most recent annual report to stockholders or the most recent proxy statement of the company. Any person referring to this prospectus after the lapse of a significant period of time from the date of its initial publication should obtain and refer to all appendices and supplements. Any appendix or supplement received after receipt of this prospectus should be kept with this prospectus and referred to whenever this prospectus is referred to.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered by this prospectus or have determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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Table of Contents

Background Information	1

Eligibility and Participation	2

Stock Options	2

Stock Appreciation Rights	5

Restricted Stock Awards and Restricted Stock Unit Awards	6

Performance Awards	7

Adjustments to Awards	8

Federal Taxes	10

Plan Administration and General Plan Provisions	13

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Background Information

Cimarex’s Board of Directors approved and adopted the Plan on February 25, 2014, and the Plan was approved by Cimarex’s stockholders at the annual meeting of shareholders held on May 15, 2014. The purpose of the Plan is to promote the interests of Cimarex by granting awards to certain employees, directors and other service providers of Cimarex as an additional incentive for them to contribute to Cimarex’s long-term financial success.

The Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and other stock-based awards to eligible employees and directors and certain consultants and advisers who provide services to Cimarex. The Plan is administered by the Compensation and Governance Committee of the Board of Directors (the “Committee”).

What is a stock option?

A stock option gives the option holder the opportunity to buy a certain number of shares of Cimarex common stock (exercise the option) from Cimarex at a fixed price per share (the option price) during a specific time period – no matter what the market price of the stock is when you exercise the option. The economic value of a stock option is the appreciation, or increase, if any, in the value of the stock over the option price. You have the opportunity to benefit from this increased value when you exercise your option. Stock options may be either non-qualified stock options or incentive stock options (“ISO”). Different tax treatment applies to non-qualified stock options and ISOs (See “Income Tax Consequences of Stock Options.”) Both ISOs and non-qualified stock options may be granted under the Plan; however, ISOs may be granted only to employees.

What is a stock appreciation right?

A stock appreciation right gives you the opportunity to receive payment from Cimarex when you exercise the stock appreciation right. The economic value of the stock appreciation right is the appreciation, or increase, if any, in the value of the stock on the date of exercise over the grant price. Payment upon exercise may be in cash, shares or any combination thereof, or in any other manner approved by the Committee. A stock appreciation right may be granted in tandem with a stock option and, in that event, is exercisable during the period that its related stock option is exercisable.

What is a restricted stock award?

An award of “restricted stock” represents shares of common stock and may be combined with a “performance share” as described below. The Committee determines the terms and conditions, including vesting, applicable to restricted stock. The award is evidenced by an agreement approved by the Committee that sets forth the terms and conditions of the restricted stock, and the number of shares subject to the award will be maintained in a book-entry registration by Cimarex’s transfer agent.

What is a restricted stock unit?

An award of a “restricted stock unit” represents a right granted to you to receive a share of common stock or a payment equal to the value of a share of common stock on a determined payment date. The restricted stock unit is evidenced by an agreement approved by the Committee that sets forth the terms and conditions of the award, and the number of shares subject to the award will be maintained by Cimarex in a book-entry registration.

What is a performance share award?

An award of a “performance share” is denominated in shares of restricted stock. The final number of shares to be retained by you is measured at the end of a performance period based upon the achievement of performance goals established by the Committee at the time of grant. Cimarex will notify you at the time of a grant of a performance share of the terms of the award, including the performance period and performance goals. The award is evidenced by an agreement approved by the Committee that sets forth the terms and conditions of the award, and the number of shares subject to the award will be maintained in a book-entry registration by Cimarex’s transfer agent.

What is a performance unit?

An award of a “performance unit” is recorded in the form of a bookkeeping entry representing a contingent right to receive a share of common stock or a payment equal to the value of common stock. The final value of a performance unit to be paid to you is measured at the end of a performance period based upon the achievement of performance goals established by the Committee at the time of grant. Cimarex will notify you at the time of a grant of a performance unit of the terms of the award, including the performance period and performance goals. The award is evidenced by an agreement approved by the Committee that sets forth the terms and conditions of the award, and the number of shares subject to the award will be maintained by Cimarex in a bookkeeping entry.

Eligibility and Participation

Who is eligible to receive a grant under the Plan?

Employees and directors of Cimarex and its subsidiaries and affiliates and certain consultants or advisers providing services to Cimarex and its subsidiaries and affiliates are eligible for grants under the Plan when selected by the Committee.

What if I transfer to a Cimarex subsidiary or take a leave of absence?

If you transfer to a subsidiary or affiliate of Cimarex, or if you take an authorized leave of absence, you will not be treated as terminating employment under the Plan.

Does the Plan have any of the same benefits as a qualified retirement plan (including a 401(k) plan)?

The Plan is not a qualified retirement plan and, therefore, does not have the same tax deferral benefits, nor is the Plan subject to any provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Your participation in the Plan does not affect your ability to participate in Cimarex’s 401(k) plan.

Stock Options

What does it mean when my option becomes “exercisable”?

When your option becomes exercisable (when the option has vested), you can purchase shares of common stock from Cimarex at the option price established on the grant date, regardless of the market price of the shares when you exercise your option.

When does my option become exercisable?

For your option to become exercisable, you must have been an employee or director of Cimarex continuously throughout the vesting period beginning on the grant date and you must be an employee or director on the vesting date. The Committee will determine the vesting period and the dates on which the options will become exercisable at the time of grant and will state this information in your option award agreement.

For how long will my option remain exercisable?

Once the option vests, you will be able to exercise your option during the term of your option. Each option award agreement will set forth the extent, if any, to which you have the right to exercise the vested portion of an option following termination of service. The Committee will determine the exact term of the option at the time of grant and will state this information in your option award agreement. In the case of a non-qualified option, the Plan provides for a term not longer than seven years. In the case of ISOs, options will not be exercisable more than five years from the date of grant if, on the date of grant, you own more than 10% of Cimarex common stock.

What is the option price?

The option price is the price per share that you will pay if you decide to exercise your option. The Committee will establish the option price per share of common stock on the date the option is granted and this price will be equal to, or greater than, the fair market value of a share of common stock on the grant date. In the case of ISOs, the option price will be at least 110% of the fair market value on the date of grant if, on the date of grant, you own more than 10% of the Cimarex common stock. The “fair market value” generally will be determined as the closing price reported for a share of Cimarex common stock on the day for which such value is to be determined.

What must I do to exercise my option?

To exercise your option:

•	You must give notice to Cimarex (the Corporate Secretary) specifying the number of shares you intend to purchase.

•	You must also pay Cimarex the total option price for the shares purchased, including any applicable taxes. (See, “Federal Taxes” for details.)

How do I pay the total option price when I exercise my option?

Cimarex provides various methods to pay the total option price when you exercise your option:

•	You may pay with cash, or by check, bank draft or money order payable to the order of Cimarex.

•	You may deliver to Cimarex a number of shares of Cimarex common stock that have a fair market value equal to the total option price subject to certain conditions. The fair market value is determined on the date you deliver the shares to Cimarex.

•	You may pay through a transaction involving a licensed broker or dealer (acceptable to Cimarex) acting on your behalf to sell shares and deliver all or part of the sale proceeds to Cimarex in payment of the option price and applicable tax withholding.

•	You may pay the exercise price and required tax withholding with shares of Cimarex common stock withheld pursuant to the exercise.

•	A combination of the foregoing.

Are there rules regarding the number of shares I may purchase when I exercise my option?

If you decide to exercise your option, you may purchase some or all of the shares subject to the option that are vested.

When do I have rights as a stockholder on my option shares?

Neither you nor anyone else will become the owner of common stock subject to the option, or have any of the rights that a holder of such stock would have, until you have exercised your option.

When do I receive dividends on my option shares?

You will not receive or accrue dividends until you exercise your option and purchase the stock. Once you exercise your option, you will receive dividends, to the extent declared on the common stock, but only if you continue to own the shares and own them on the applicable dividend record date and only if the Cimarex Board of Directors decides to pay a dividend. Cimarex currently pays quarterly dividends of $.16 per share.

What happens if I terminate my employment or service on the Board before I exercise my option?

When your option is granted, the Committee determines whether you can exercise your option after you terminate employment or terminate your service on the Board of Directors. Such determination will be reflected in your option agreement.

Is my option transferable?

During your lifetime, only you can exercise your option. In general, you cannot transfer options, except by will or the laws of descent and distribution. At Cimarex’s discretion, however, under certain circumstances you may be permitted to transfer an option (other than an ISO), together with your associated exercise rights, to certain family members or to trusts for their benefit, or to partnerships in which family members are the only partners.

Stock Appreciation Rights (“SAR”)

When does my SAR become exercisable?

For your SAR to become exercisable, you must have been an employee or director of Cimarex continuously throughout the vesting period beginning on the grant date and you must be an employee or director on the vesting date. The Committee will determine the vesting period and the dates on which the SAR will become exercisable at the time of grant and will state this information in your award agreement.

For how long will my SAR remain exercisable?

Once the SAR vests, you will be able to exercise your SAR during the term of the SAR. Each SAR award agreement will set forth the extent, if any, to which you have the right to exercise the vested portion of the SAR following termination of service. The Committee will determine the exact term of the SAR at the time of grant and will state this information in your award agreement. The Plan provides for a maximum term of seven years from the grant date.

What is the SAR price?

The SAR price is the price per share that you will pay if you decide to exercise your SAR. The Committee will establish the SAR price per share of common stock on the date the SAR is granted and this price will be equal to, or greater than, the fair market value of a share of common stock on the grant date.

What does it mean when my SAR becomes “exercisable”?

When your SAR has vested, you can receive payment from Cimarex by multiplying the excess of the Fair Market Value of a share on the date of exercise over the grant price by the number of shares you elect to exercise.

What must I do to exercise my SAR?

To exercise your SAR:

•	You must give notice to Cimarex (the Corporate Secretary) specifying the number of SARs you intend to exercise.

•	Upon exercise, you will receive an amount (in cash or shares) determined by the excess of the fair market value of a share of Cimarex stock on the date of exercise over the SAR price multiplied by the number of shares covered by your SAR exercise.

What will I receive when I exercise my SAR?

At the discretion of the Committee, the payment upon exercise of your SAR may be in cash, shares of Cimarex common stock, or any combination thereof, or in any other manner approved by the Committee. The form of the settlement will be stated in your award agreement.

Are there rules regarding the number of SARs I may exercise?

If you decide to exercise your SAR, you may exercise some or all of the SARs subject to the your award that are vested.

When do I have rights as a stockholder on my SARs?

Neither you nor anyone else will become the owner of common stock subject to the SAR, or have any of the rights that a holder of such stock would have, until you have exercised your SAR and been issued shares in settlement.

When do I receive dividends on my SARs?

You will not receive or accrue dividends on your SARs. Once you exercise your SAR and if you receive stock, you will receive dividends, to the extent declared on the common stock, but only if you continue to own the shares and own them on the applicable dividend record date and only if the Cimarex Board of Directors decides to pay a dividend. Cimarex currently pays quarterly dividends of $.16 per share.

What happens if I terminate my employment or service on the Board before I exercise my SAR?

When your SAR is granted, the Committee determines whether you can exercise your SAR after you terminate employment or terminate your service on the Board of Directors. Such determination will be reflected in your award agreement.

Is my SAR transferable?

During your lifetime, only you can exercise the SAR. In general, you cannot transfer SARs or other awards, except by will or the laws of descent and distribution. At Cimarex’s discretion, however, under certain circumstances you may be permitted to transfer an SAR, together with your associated exercise rights, to certain family members or to trusts for their benefit, or to partnerships in which family members are the only partners.

Restricted Stock and Restricted Stock Units

When will restricted stock awards or restricted stock unit awards be issued?

The number and timing of restricted stock awards or restricted stock unit awards is subject to the discretion of the Committee.

Are there conditions to restricted stock awards or restricted stock unit awards?

Yes. Generally, the vesting of each restricted stock award or each restricted stock unit award will require the holder to remain employed by Cimarex (or a subsidiary or affiliated entity) for a prescribed period. The Committee may impose additional vesting conditions on restricted stock awards, as it deems appropriate.

Will the vesting of restricted stock awards or restricted stock unit awards accelerate?

The vesting of restricted stock awards and restricted stock unit awards will accelerate upon a “change in control” as defined in the Plan or if the Committee, in its sole discretion, determines to accelerate the vesting.

Do any transfer restrictions apply to shares of restricted stock?

The shares of restricted stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable restriction period established by the Committee and specified in the award agreement. The Committee may impose such other restrictions as it deems appropriate.

Will a holder of restricted stock or a restricted stock unit have rights as a stockholder?

The holder of restricted stock will generally have the rights of a stockholder to vote the shares of restricted stock, and the Committee may provide in the award agreement that the holder of restricted stock will be entitled to cash dividends. The holder of restricted stock units will have no rights of a stockholder with respect to the units. The Committee may provide in the award agreement that the holder of restricted stock units will receive dividend equivalents, subject to the requirements of Section 409A of the Internal Revenue Code. If any dividends or other distributions are paid in shares of common stock, all such shares will be subject to the same restrictions on transferability as the shares of restricted stock with respect to which they were paid. Even if the Committee grants you the right to receive dividends or dividend equivalents, you will receive a dividend or dividend equivalent only if the Cimarex Board of Directors decides to pay a dividend and if you own the shares or hold the units on the record date. Cimarex currently pays quarterly dividends of $.16 per share.

Performance Shares and Performance Units

What are performance awards?

The Committee may in its discretion condition the grant, vesting or payment of an award on the attainment of one or more pre-established objective performance goals and may grant performance shares and performance units. A performance share or a performance unit entitles you to receive shares of Cimarex common stock, cash or a combination, upon the attainment of performance goals and satisfaction of other terms and conditions determined by the Committee.

Who establishes the performance conditions applicable to a performance award?

The Committee establishes the applicable performance period and the performance criteria to be used to establish performance goals which, when measured at the end of the performance period, will determine the final value of the performance award to be paid.

When will performance shares or performance units be issued?

The number and timing of performance awards is subject to the discretion of the Committee.

Are there conditions to performance awards?

Yes. Generally, the vesting of each performance share or performance unit will require the holder to remain employed by Cimarex (or a subsidiary or affiliated entity) for a prescribed period. The Committee may impose additional vesting conditions as it deems appropriate. In addition, performance awards are subject to performance conditions established by the Committee.

Will the vesting of performance awards accelerate?

The vesting of performance awards will accelerate only if the Committee, in its sole discretion, determines to accelerate the vesting.

Do any transfer restrictions apply to performance shares or performance units?

The holder of a performance share or performance unit may not sell, transfer, pledge, assign or otherwise alienate or hypothecate performance awards during the applicable restriction period, other than by the laws of descent and distribution.

Will a holder of a performance award have rights as a stockholder?

The holder of a performance share will generally have the rights of a a stockholder to vote the performance shares. Holders of performance units do not have any rights of a stockholder. Dividends will accrue on a performance share and will only be paid at the end of the vesting period and then only on the shares earned based on the achievement of the performance goals. Even if the Committee grants you the right to receive dividends, you will accrue a dividend only if the Cimarex Board of Directors decides to pay a dividend and if you own the shares on the record date. Cimarex currently pays quarterly dividends of $.16 per share.

Adjustments to Awards

What happens if there is a change in Cimarex’s stock, such as a stock split?

Cimarex will make appropriate adjustments to the number and class of shares covered by options, SARs, restricted stock, restricted stock units, performance shares and performance units granted under the Plan, as well as to the option and SAR price, to reflect changes in the outstanding Cimarex common stock (or other changes in corporate capitalization), resulting from a stock dividend, stock split, reverse split, recapitalization, merger, consolidation, extraordinary dividend or distribution payable in cash or property, combination or exchange of shares, separation, reorganization or liquidation.

What happens if Cimarex is acquired by another company, or otherwise experiences a change in control?

If Cimarex is involved in a “change in control,” all outstanding options, SARs, restricted stock and restricted stock units will immediately become fully vested. The performance period for performance shares and performance units will end immediately before the change in control.

Are there other adjustments Cimarex may make if a “change in control” occurs?

At its discretion, if there is a “change in control,” Cimarex may also make adjustments to the options, SARs and other awards granted under the Plan. Cimarex may also arrange with the surviving entity for the surviving entity to assume outstanding Cimarex options, SARs or other awards, or to substitute options or SARs to purchase common stock of the surviving entity for your Cimarex options, SARs or other awards covering the stock of the surviving entity for your Cimarex stock awards. The new awards would have terms that are similar to the Cimarex awards that they replace.

What is a “change in control”?

A “change in control” means the following:

(i)	Subject to certain exceptions described in the Plan, the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of 30% or more of either:

A.            the then outstanding shares of Cimarex common stock, or

B.            the combined voting power of the then outstanding Cimarex voting securities entitled to vote generally in the election of directors;

C.            provided that the following acquisitions shall not constitute a “change in control”: (1) any acquisition directly from Cimarex, (2) any acquisition by Cimarex, (3) any acquisition by any employee benefit plan sponsored or maintained by Cimarex or (4) any acquisition by any corporation pursuant to a transaction described in section (iii) below; or

(ii)	Individuals who, as of May 15, 2014, constitute the Cimarex Board cease for any reason to constitute at least a majority of the Board; provided that any new director approved by a vote of at least a majority of such incumbent directors shall not be treated as a new director for this purpose, except that any new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall be treated as a new director for this purpose; or

(iii)	The closing of a reorganization, share exchange, or merger, unless, following such business combination:

A.            all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and voting securities of Cimarex immediately prior to the business combination will beneficially own, directly or indirectly, more than 40% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such business combination in substantially the same proportions as their ownership, immediately prior to such business combination, of the outstanding common stock and voting securities of Cimarex, as the case may be; and

B.            at least a majority of the members of the Board of Directors of the corporation resulting from the business combination were members of the Cimarex Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such business combination, or were elected, appointed or nominated by the Board; or

(iv)	The sale or other disposition of all or substantially all of the assets of Cimarex, other than to a corporation, with respect to which following such sale or other disposition:

A.	more than 40% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting securities of Cimarex immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding common stock and outstanding voting securities of Cimarex, as the case may be; and

B	at least a majority of the members of the board of directors of such corporation were members of the Cimarex Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of Cimarex or were elected, appointed or nominated by the Board; or

(v)	The closing of a complete liquidation or dissolution of Cimarex.

Federal Taxes

The tax consequences of awards granted under the Plan are complex and depend, in large part, on the surrounding facts and circumstances. This section provides a brief summary of certain significant federal tax consequences of the Plan, under existing U.S. law. This summary is not a complete statement of applicable law and is based upon the Internal Revenue Code, as well as administrative and judicial interpretations of the Code, as in effect on the date of this description. If federal tax laws, or interpretations of such laws, change in the future, the information provided here may no longer be accurate. This section does not consider state, local, or foreign tax consequences. Nor does it discuss the effect of gift, estate, or inheritance taxes – except with respect to transferred options. Therefore, it is important that you consult with your tax advisor before taking any action with respect to the Plan.

What are my tax withholding obligations?

If you are an employee, you must pay in cash, or make other arrangements satisfactory to Cimarex, any tax withholding obligations that arise under applicable law with respect to an award granted under the Plan. Such taxes are payable when you first recognize the income associated with the option or SAR as taxable income or when the restricted stock or stock unit is no longer subject to restrictions. Under certain circumstances, you may be permitted to elect withholding of common stock otherwise deliverable to you or to tender pre-owned common stock.

If you are a non-employee director, you are not subject to withholding; however, you must make quarterly payments of estimated tax with respect to income recognized from an award granted under the Plan.

Income Tax Consequences of Stock Options and SARs

When am I taxed on my option or SAR?

You are not taxed on your option or SAR when it is granted. However, you will generally be taxed when you exercise your option or SAR and purchase the common stock, except in the case of ISOs. ISOs are generally not taxed until the stock acquired upon exercise of the ISO is ultimately sold. The difference between the market value of the common stock at the time you exercise an ISO and the exercise price, however, is treated as an “item of adjustment” for purposes of the Alternative Minimum Tax.

How is the tax upon exercise of an option or an SAR calculated?

Upon exercise of an option (other than an ISO) or SAR, you will generally recognize ordinary income in an amount equal to the excess of the fair market value of the underlying stock on the date you exercise your option or SAR over the total option or SAR price of that stock.

What are the tax consequences if I sell my purchased shares?

When you sell your shares of stock acquired upon exercise of a non-qualified option or SAR, you generally will have a capital gain (or loss), depending on the difference between the sale price and your basis in the shares. Your basis will generally be the amount of your exercise price plus the amount of compensation recognized at exercise. The capital gain (or loss) is considered “long term” or “short term,” depending on how long you have held such stock. When you sell shares of stock acquired upon exercise of an ISO, if you have held the stock for at least one year after the date the shares were transferred to you and two years after the date of its grant, you generally will have a capital gain (or loss), depending on the difference between the sale price and the exercise price of the option. If you sell stock acquired upon exercise of an ISO without holding the stock for at least one year, a portion of your gain, if any, will be treated as ordinary compensation income.

What are the tax consequences of stock options and SARs to Cimarex?

Cimarex generally will be entitled to a federal tax deduction equal to the amount that you and other eligible employees or directors realize as compensation income upon the exercise of the options or SARs. Cimarex is generally not entitled to a federal income tax deduction upon the exercise of an ISO.

Income Tax Consequences of Restricted Stock

When am I taxed on my restricted stock?

Generally, you are not taxed on restricted stock when it is granted. You are taxed when the restrictions lapse and the stock is no longer subject to a substantial risk of forfeiture or is transferable.

You can make an election under Section 83(b) of the Internal Revenue Code to be taxed when the restricted stock is granted. You must make the election within 30 days after the restricted stock is transferred to you. Once you make the election, it is irrevocable.

How is the tax calculated?

If you do not make an 83(b) election, you recognize ordinary income equal to the fair market value of the stock on the date the restrictions lapse minus the amount, if any, that you paid for the restricted stock.

If you make an 83(b) election, you recognize ordinary income equal to the fair market value of the stock on the date the restricted stock is granted minus the amount, if any, that you paid for the restricted stock.

What are the tax consequences of dividends on restricted stock?

If you do not make an 83(b) election and you receive a dividend on shares of restricted stock, the dividend is taxed to you as compensation income.

If you make an 83(b) election and you receive a dividend on shares of restricted stock, the dividend is taxed to you as dividend income.

What happens if I forfeit the restricted stock?

You will not have any income with respect to the forfeited shares.

What are the tax consequences if I sell my shares after the restrictions lapse?

When you sell your shares of stock, you generally will have a capital gain (or loss), depending on the difference between the sale price and the fair market value of the stock on the date the restrictions lapsed (or if you made an 83(b) election, the date the restricted stock was granted). The capital gain (or loss) is considered “long term” or “short term,” depending on how long you have held such stock.

What are the tax consequences of restricted stock to Cimarex?

Cimarex generally will be entitled to a federal income tax deduction equal to the amount that you and other eligible employees or directors realize as compensation income when the restrictions lapse or, if you make an 83(b) election, when the restricted stock is granted, assuming that the compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Internal Revenue Code.

Income Tax Consequences of Performance Shares

Restricted Stock Units and Performance Units

When am I taxed on my performance shares, restricted stock units and performance units?

Generally, you are not subject to income tax when performance shares, restricted stock units or performance units are granted. Upon the settlement of such an award, you will recognize ordinary income in the year of receipt in an amount equal to any cash received and the fair market value of the vested shares received. If you receive shares of restricted stock, you will be taxed in the same manner as described above under “Income Tax Consequences of Restricted Stock.”

What are the tax consequences of dividends on performance shares, restricted stock units and performance units?

The Committee may grant you the right to receive dividend equivalents on performance shares, restricted stock units or performance units. Any dividend equivalents received on performance shares or performance units will be accrued during the performance period and only paid at the time of vesting and only with respect to the shares that are issued upon attainment of the performance goals. You do not pay any tax on accrued but unpaid dividends. If the Committee grants you the right to receive dividend equivalents during the restricted period on shares represented by restricted stock units, the dividend is taxed to you as compensation income.

How is the tax calculated?

When the performance shares, restricted stock units or performance units become payable, you will have taxable compensation income equal to (1) if paid in cash, the amount of cash received or (2) if paid in shares of common stock, the fair market value of the common stock at the time of payment. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on payment of the shares in common stock, will be taxed as capital gain or loss.

What happens if I forfeit the performance shares, the restricted stock units or the performance units?

You will not have any income with respect to the forfeited shares or stock units.

What are the tax consequences of performance shares, restricted stock units or performance units to Cimarex?

Cimarex generally will be entitled to a federal income tax deduction equal to the amount that you and other eligible employees or directors realize as compensation income when the stock or the stock units and dividend equivalents, if any, are paid, assuming that the compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Internal Revenue Code.

Certain Parachute Payment Considerations

Under certain circumstances, accelerated vesting or exercise of options or accelerated vesting of restricted stock, restricted stock units, performance stock or performance stock units in connection with a “change in control” of Cimarex might be considered a “parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. In that event, you may be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and Cimarex may be denied a tax deduction.

Section 409A

Awards granted under the Plan may have features that could cause them to be treated as “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code (“Section 409A”), which imposes significant penalties for noncompliance. Specifically, if an arrangement does not comply with Section 409A, any deferred amount will be taxed upon vesting (even if it is payable at a later time) and, in addition, you will be subject to an additional tax equal to 20% of the taxable amount plus an interest penalty. Stock options and SARs are generally not subject to Section 409A if their exercise price is at least equal to the fair market value of the common stock on the grant date. Stock units will generally be in compliance with Section 409A if the unit agreements provide only for payment at a time permitted by Section 409A (for example, on a specified and fixed payment date or dates, at separation from service, at death, upon a change in control that meets certain requirements). Restricted stock is not subject to Section 409A.

Plan Administration and General Plan Provisions

Who administers the Plan?

The Committee (or another committee of members of the Board of Directors) administers the Plan. The Committee has broad authority to administer and interpret the Plan, including the authority to determine who is eligible to receive a grant under the Plan and to determine the specific provisions of the grant. The terms of options, SARs, restricted stock, restricted stock units, performance shares and performance units received under the Plan may differ from grant to grant and from individual to individual. The Committee also has the authority to make or change any rules for the administration of the Plan and to accelerate the exercisability of an outstanding option or share of restricted stock. All decisions and actions of the Committee are final. The Committee may delegate certain of its responsibilities and authority under the Plan to an officer or officers of Cimarex who are also directors, including the right to grant awards, but the right to grant awards to eligible employees or directors who are subject to SEC Rule 16b-3 may not be delegated by the Committee.

Each award under the Plan will be evidenced by an award agreement. The Committee has the authority to prescribe the form and, subject to the terms of the Plan, to determine the content of all award agreements.

How many shares of common stock are reserved for grants and awards under the plan?

A total of__________ shares of Cimarex’s common stock are reserved for issuance under the Plan. A grant of one share of restricted stock, restricted stock unit, performance share or performance unit will reduce the Plan shares by 2.38 shares and a grant of one share pursuant to an option or an SAR grant will reduce the Plan shares by one share.

The shares of Cimarex common stock may be either authorized and unissued shares or previously issued shares acquired by Cimarex. If any stock award expires or terminates without having been exercised in full, shares are forfeited because of the failure to meet a contingency or condition required for vesting, then the shares not issued or forfeited will again become available for grant under the Plan.

Are the shares restricted?

Issuance of the shares under the Plan will be registered with the U.S. Securities and Exchange Commission. Consequently, upon becoming vested, they can be sold or transferred. However, shares received by “affiliates” of Cimarex (as defined under Rule 405 under the Securities Act of 1933), will be “control securities,” and will be subject to restrictions on resale set forth in Rule 144 under the Securities Act of 1933. Any certificate representing such shares may bear a legend indicating that the transfer of such shares is restricted. However, affiliates can resell shares acquired under the Plan pursuant to:

•	the applicable provisions of Rule 144,

•	any other applicable exemption from the registration requirements of the Securities Act of 1933, or

•	a registration statement with respect to such shares under the Securities Act of 1933.

Under the Securities Act of 1933, an affiliate may not rely on this prospectus in connection with any reoffer or resale of shares of common stock acquired under the Plan.

Generally, “affiliates” are certain senior officers, directors, or large shareholders of Cimarex.

If I am aware of important non-public information, can I sell my stock before this news is disclosed to the public? For example, if I know Cimarex is having significant problems or that Cimarex is about to acquire a competitor, can I sell my stock before Cimarex puts out a press release?

No.  If you are aware of important inside information, you must not sell shares of Cimarex stock, whether received upon exercise of an option or otherwise, before dissemination of the information to the public. Basically, “inside information” is information that is both important (material) and non-public (not disclosed through press releases, newspaper articles or otherwise to the public that buys and sells securities). Whether information is material will depend on the specific circumstances. A general test is whether dissemination of the information to the public would likely affect the market price of Cimarex’s stock or would likely be considered important by people who are considering whether to buy or sell Cimarex stock. If the information makes you want to buy or sell, it would probably have the same effect on others. Material information may include projections, estimates or proposals.

If you are contemplating selling your stock and if you think you might have “inside information,” you must discuss your possible sale with Cimarex’s General Counsel or Chief Financial Officer. If, after this discussion, it is determined that the information is in fact inside information, you must wait to sell your stock until after the information has been made available to the public. You must always abide by Cimarex’s 2014 Insider Trading Policy evidenced by the Memorandum to directors, officers and employees.

How long will the Plan remain effective?

The Plan will terminate at the close of business on May 15, 2024, ten years after the effective date of the Plan. The Board of Directors may also terminate the Plan prior to the termination date. You cannot be granted an award under the Plan after the Plan has terminated. However, awards granted prior to termination may extend beyond the termination date for the Plan.

Can the Plan be amended or terminated before the termination date?

Cimarex’s Board of Directors has the right to amend, alter, suspend, or terminate the Plan. However, the Board of Directors may not generally amend or terminate the Plan or any outstanding awards in a manner that would impair your rights without your written consent.

How can I get more information about Cimarex common stock?

Cimarex’s common stock is traded on the New York Stock Exchange under the ticker symbol “XEC.” You can find daily stock information in the New York Stock Exchange composite listings in the newspapers. You can get additional information about Cimarex’s common stock from any broker.

What else should I know?

This prospectus summarizes the provisions of the Plan. Because this is a summary, it does not contain all the information that may be important to you.

Additional information about the Plan and its administrators may be obtained from Cimarex at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203, Attention: Corporate Secretary; telephone number (303) 295-3995.

You may obtain, without charge, a copy of any of the documents listed below, which are incorporated by reference in this prospectus, upon request to the Secretary at the address provided above:

•	Cimarex’s latest annual report on Form 10-K for the year ended December 31, 2013 filed on February 26, 2014.

•	Cimarex’s registration statement on Form 10-12(b), including the description of Cimarex’s common stock, filed September 3, 2002, including any amendment or report filed for the purpose of updating such registration statement or description.

•	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to above.

In addition, all documents filed by Cimarex pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, and before the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date such documents are filed.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.